                                                                    Exhibit 99.1

                                  CATUITY INC.
                                ARBN 089 327 882

                                   APPENDIX 4E
                            PRELIMINARY FINAL REPORT

                        FULL YEAR ENDED DECEMBER 31, 2005

                                    CONTENTS

RESULTS FOR ANNOUNCEMENT TO THE MARKET                      2

SUPPLEMENTARY APPENDIX 4E INFORMATION                       2

FINANCIAL STATEMENTS, FOOTNOTES AND COMMENTARY ON RESULTS   3

Lodged with the ASX under Listing Rule 4.3A

RESULTS FOR ANNOUNCEMENT TO THE MARKET

                                                                IN USD $000

Revenues from ordinary activities
(Consolidated Statement of Operations)            Up     29%  To   $   981

Loss from ordinary activities after tax
attributable to members
(Consolidated Statement of Operations)            Down   17%  To   $(2,981)

Net Loss for the period attributable to members
(Consolidated Statement of Operations)            Down   17%  To   $(2,981)

DIVIDENDS

The Company has not paid dividends in the past and does not anticipate paying any dividends during 2006.

EXPLANATION OF REVENUE

Revenue includes processing and service revenue, licence revenue and project related revenue as shown in the Consolidated Statement of Operations.

EXPLANATION OF NET PROFIT/(LOSS)

Refer to Commentary on Results

SUPPLEMENTARY APPENDIX 4E INFORMATION

                                                                2005        2004
                                                              USD$'000   USD $'000
                                                              --------   ---------
RETAINED EARNINGS
Accumulated losses at the beginning of the financial period   (34,265)    (30,658)
Net profit/(loss) for the year                                 (2,981)     (3,607)
Dividends paid during the year                                     --          --
Accumulated losses at the end of the financial period         (37,246)    (34,265)

                                                    2005     2004
                                                     USD      USD
                                                   ------   ------
NTA BACKING
Net tangible asset backing per ordinary share      $ 2.93   $ 3.03

EPS
Earnings/(loss) per security (basic and diluted)   $(2.48)  $(4.64)

CONTROL ENTITIES ACQUIRED OR DISPOSED

On 1 September 2005 the Company completed the acquisition of 100% of the stock of Loyalty Magic Pty. Ltd. At that time, Loyalty Magic became a wholly owned subsidiary of Catuity Inc. The purchase price for the acquisition was A$3,600,000 plus 335,000 shares of Catuity ordinary shares. The operating results, assets, and liabilities of the combined companies have been consolidated from 1 September 2005.

Refer to the Commentary on Results for additional information regarding Loyalty Magic.

ASSOCIATES AND JOINT VENTURES

The Company did not participate in any material joint ventures or associations with other organisations.

ACCOUNTING STANDARDS

The Company's accounts are prepared in conformance with US GAAP.

AUDIT OF ACCOUNTS

This Appendix 4E report is based on accounts which are in the process of being audited by the Company's independent auditors.

                                  CATUITY, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (all figures in USD)

                                                              DECEMBER 31
                                                      ---------------------------
                                                          2005           2004
                                                      ------------   ------------
                                                       (UNAUDITED)     (AUDITED)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                          $  3,204,585   $  2,560,683
   Accounts receivable-trade, less allowance of
   $122,000 in 2005, and $5,000 in 2004                    543,200         36,211
   Restricted cash                                          81,443        116,012
   Work in process                                          39,760             --
   Prepaid expenses and other                              158,503        127,429
                                                      ------------   ------------
TOTAL CURRENT ASSETS                                     4,027,491      2,840,335

LONG TERM ASSETS:
   Property and equipment, net                             273,941        162,780
   Intangible Assets, Net                                4,817,713             --
                                                      ------------   ------------
TOTAL LONG TERM ASSETS                                   5,091,654        162,780

TOTAL ASSETS                                          $  9,119,145   $  3,003,115
                                                      ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                   $    175,643   $    150,584
   Deferred revenue                                        114,721            266
   Accrued compensation                                     98,160        278,250
   Other accrued expenses                                  248,742         87,208
   Trust liability                                          81,443         91,722
                                                      ------------   ------------
TOTAL CURRENT LIABILITIES                                  718,709        608,030

LONG TERM LIABILITIES:
   Leasing Liability                                         4,864             --
   Accrued compensation                                     56,009         39,183
                                                      ------------   ------------
Total long term liabilities                                 60,873         39,183

SHAREHOLDERS' EQUITY:
  Common stock - $.001 par value; Authorized -
     6,666,667 shares: 2,111,807 shares issued and
   2,069,039 shares outstanding,
     778,184 issued and outstanding in 2004                  2,112            778
   Preferred stock - $0.001 par value; Authorized -
     666,667 shares                                             --             --
   Additional paid-in capital                           45,819,807     36,603,127
   Shareholder loans                                       (16,738)       (79,533)
   Deferred Equity Compensation                           (153,871)
   Foreign currency translation adjustment                 (65,589)        96,656
   Accumulated deficit                                 (37,246,158)   (34,265,126)
                                                      ------------   ------------
TOTAL SHAREHOLDERS' EQUITY                               8,339,563      2,355,902
                                                      ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $  9,119,145   $  3,003,115
                                                      ============   ============

See accompanying notes to condensed consolidated financial statements

                                  CATUITY, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (all figures in USD)

                                                             YEAR ENDED DECEMBER 31
                                                           -------------------------
                                                               2005          2004
                                                           -----------   -----------
                                                            (UNAUDITED)   (AUDITED)
REVENUES:
   Processing and Service                                  $   839,645   $   467,533
   License                                                     141,277        43,200
   Project Related                                                  --       248,379
                                                           -----------   -----------
TOTAL REVENUE                                                  980,922       759,112

COST OF REVENUE AND OTHER OPERATING EXPENSES:
   Cost of processing and service revenue                      766,219       297,075
   Cost of license revenue                                      21,384            --
   Cost of project related revenue                                  --       103,151
   Research and development                                    522,208     1,282,753
   Sales and marketing                                         592,498       867,362
   General and administrative                                2,051,405     1,912,999
   General and administrative - stock based compensation       116,890            --
                                                           -----------   -----------
TOTAL COSTS AND EXPENSES                                     4,070,604     4,463,340
                                                           -----------   -----------
OPERATING LOSS                                              (3,089,682)   (3,704,228)

INTEREST INCOME                                                108,652        96,777
                                                           -----------   -----------
NET LOSS                                                   $(2,981,030)  $(3,607,451)
                                                           ===========   ===========
NET LOSS PER SHARE - BASIC & DILUTED                       $     (2.48)  $     (4.64)
                                                           ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC & DILUTED          1,203,584       777,226
                                                           ===========   ===========

See accompanying notes to condensed consolidated financial statements

                                  CATUITY, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (all figures in USD)

                                                         YEAR ENDED DECEMBER 31
                                                       -------------------------
                                                           2005          2004
                                                       -----------   -----------
                                                       (UNAUDITED)    (AUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                               $(2,981,030)  $(3,607,451)
Adjustments used to reconcile net loss to net
   cash used in operating activities:
   Stock based compensation                               (153,871)           --
   Depreciation and amortization                           217,751       127,926
   Non cash services                                            --            --
Changes in assets and liabilities:
   Accounts receivable                                    (506,989)      365,898
   Accounts payable                                         25,059       274,249
   Deferred revenue                                        114,455      (110,295)
   Accrued expenses and other liabilities                   (7,145)     (346,194)
   Other assets                                            (37,559)      134,683
                                                       -----------   -----------
Net cash used in operating activities                   (3,329,329)   (3,161,184)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                     (214,425)      (71,492)
   Sale of Assets                                               --         4,253
   Goodwill and other Intangible Assets                 (4,937,968)           --
                                                       -----------   -----------
Net cash used in investing activities                   (5,152,392)      (67,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issue of common stock, net of expenses                9,281,813        14,057
   Repayment of fractional shares related to
      reverse stock split                                   (1,104)       (2,136)
                                                       -----------   -----------
Net cash provided by financing activities                9,280,709        11,921
Foreign exchange effect on cash                           (155,085)        8,357
                                                       -----------   -----------
Net increase/(decrease) in cash and cash equivalents       643,902    (3,208,145)
Cash and cash equivalents, beginning of period           2,560,683     5,768,828
                                                       -----------   -----------
Cash and cash equivalents, end of period               $ 3,204,585   $ 2,560,683
                                                       ===========   ===========

Supplemental disclosure of cash flow information:
   Taxes paid                                          $        --   $        --
                                                       ===========   ===========
   Interest paid                                       $        --   $        --
                                                       ===========   ===========

See accompanying notes to condensed consolidated financial statements

NOTE 1. DESCRIPTION OF BUSINESS

Catuity provides loyalty and gift card processing and services to retailers which are designed to increase their profitability at the Point of Sale (POS). The Company hosts, on an Application Service Provider (ASP) basis, its unique system that provides for the processing of member-based loyalty and gift card programs that can deliver customized discounts, promotions, rewards and points-based programs. These programs are designed to help retailers find, keep and profit from their best customers.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the consolidation of the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

REVENUE RECOGNITION

The three distinct revenue streams that result from the Company's business activities are processing & service revenue, license revenue and project related revenue.

Processing and Service Revenue: Processing and service revenue includes training, consulting, installation support, post-installation support, maintenance fees and application processing/hosting. Training, consulting, installation support and post-installation support are generally billed on a time and material basis and revenue is recognized as the service is provided. Maintenance revenues are recognized ratably over the maintenance term. Application processing/hosting is generally recognized as revenue in the month that the services are performed. Payments for service revenues are generally not refundable.

License Revenue: License revenue is recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on the Company's part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance, based on the relative fair value of each element. The Company's determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence
(VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. The Company has established VSOE for maintenance services. The Company does not generally provide for a right of return in its license contracts.

Project Related Revenue: Project related revenue includes integration, customization and miscellaneous project related fees for work performed for a customer to deploy or modify the Company's loyalty and gift card applications. Project related revenue is billed on a fixed price basis. The Company recognizes revenue on fixed price contracts using the proportional performance method in accordance with SAB 101, Revenue Recognition in Financial Statements, and SAB 104, Revenue Recognition, based on hours incurred as a proportion of estimated total hours of the respective contract. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Revenue in excess of billings is recognized as unbilled receivables and is included in work in process in the consolidated balance sheet. Billings in excess of revenue are recorded as deferred revenue until revenue recognition criteria are met. The Company generally does not provide for a right of return in its project related contracts.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company records an allowance against gross accounts receivable to provide for doubtful accounts. The allowance is estimated based on the age of the receivable, specific circumstances surrounding the collection of an invoice and historical data on allowances as a percentage of aged accounts receivables. Actual collection on accounts may differ from the allowance the Company has estimated.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and marketable securities. The Company places its cash and marketable securities with high credit qualified institutions. At times, the amount of cash on deposit in banks may be in excess of the respective financial institution's FDIC insurance limit.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization expense is recorded using the straight-line method over the estimated useful lives of the respective assets (which range from three to ten years).

FOREIGN CURRENCY TRANSLATION

The accounts of the Company's Australian subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". All balance sheet accounts for the Australian subsidiaries are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses for the Australian subsidiaries are translated at the average exchange rate during the month in which the transaction occurs. All cumulative translation gains and losses are included as a separate component of shareholders' equity in the consolidated balance sheet. Currency transaction gains and losses are included in the consolidated statement of operations and are not material for all years presented.

The Company accounts for foreign currency exchange gains or losses on inter-company transactions in accordance with SFAS No. 52, "Foreign Currency Translation". Transactions occurring between the Company's U.S. office and the Australian office are considered to be of a long-term investment nature as settlement is not anticipated in the foreseeable future. Inter-company balances are eliminated and do not appear on the consolidated financial statements of the Company. Any gain or loss on the inter-company balance caused by foreign currency translation adjustments is shown in the equity section of the balance sheet and is not included in determining net profit/(loss).

AMORTIZATION OF INTANGIBLES

During 2005, we recorded additions of $2,139,200 in intangible assets related to the acquisition of Loyalty Magic. Trademarks and the Non Compete Agreement are amortized on a straight line basis over the estimated useful life in years. Software, Customer Contracts and Customer relationships are amortized over the estimated useful life in years and the amortization expense amount is based on the expected annual cash flows of the respective category. In Process Research and Development (IPR&D) was expensed on the acquisition date.

                                 ESTIMATED LIFE
INTANGIBLE ASSET                    IN YEARS      ORIGINAL VALUE   2005 AMORTIZATION
----------------                 --------------   --------------   ------------------
Trademarks                             30           $  566,700          $  6,296
Software                                5              644,800            49,887
Customer Contracts                      5              285,100            30,991
Customer Relationships                 10              278,400            23,823
Non-compete agreement                   5              158,300            10,552
IPR&D (Expensed in Sept. 2005)          0              205,900                --
                                                    ----------          --------
Totals                                              $2,139,200          $121,549
                                                    ==========          ========

BUSINESS COMBINATIONS

The acquisition of Loyalty Magic as noted above is reflected in the consolidated balance sheet of the Company as of September 30, 2005 and has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No 141, Business Combinations.

The purchase price (In US Dollars) has been tentatively allocated as follows:

Current Assets            $  840,795
Long Term Assets             164,330
Goodwill                   2,798,768
Other Intangible Assets    2,139,200
                          ----------
Total Assets               5,943,093
Liabilities                 (680,835)
                          ----------
Purchase Price            $5,262,258
                          ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments such as cash and cash equivalents, accounts receivable-trade, and accounts payable approximate their fair values.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards issued to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). We are expected to adopt SFAS No. 123 in 2006 which may have a significant impact on earnings.

Had compensation costs for stock-based awards issued to employees been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been reported as follows:

                                                    YEAR ENDED DECEMBER 31
                                                  -------------------------
                                                     2005           2004
                                                  -----------   -----------
Net Loss as Reported                              $(2,981,030)  $(3,607,451)
                                                  ===========   ===========
Deduct: Total stock-based employee compensation
   expense determined under fair value based
   method for all awards                              361,408        26,755
                                                  -----------   -----------
Pro forma net loss                                $(3,342,438)  $(3,634,206)
                                                  ===========   ===========
Loss per share:
   basic & diluted -- as reported                 $     (2.48)  $     (4.64)
                                                  ===========   ===========
Pro forma basic & diluted
   loss per share                                 $     (2.77)  $     (4.70)
                                                  ===========   ===========

For disclosure purposes, the fair value of stock based compensation was computed using the Black-Scholes option pricing model with the following weighted average assumptions used for 2005 and 2004 grants:

                           DECEMBER 31
                          -------------
                           2005    2004
                          -----   -----
Risk Free Interest Rate    1.76%   2.00%
Expected Dividend Yield      --      --
Expected Lives (years)     3.00    1.13
Expected Volatility       1.094   0.862

For all fixed awards issued to employees, the Company records an expense based on the intrinsic value at the date of grant and amortizes it over the vesting period. For variable awards issued to employees, we record an expense based on the intrinsic value at each balance sheet date until the contingency is resolved and number or price is known. For variable awards issued to non-employees, the Company records an expense based on the fair value of the options at each balance sheet date.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004 and 2005), "Share-Based Payment" ("SFAS 123(R)") which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statement of operations. The accounting provisions of SFAS 123(R) are effective for reporting periods beginning after December 15, 2005. We will adopt SFAS 123(R) effective as of the first quarter of 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. As a result, because SFAS 123(R) requires the expensing of stock options, it will have an adverse effect on our reported financial results. The level of impact on the Company's financial statements will depend, in part, on future grant awards. We have not yet assessed the level of impact to be able to quantify the adverse effect.

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations ("FAS 141") and No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of FAS 142 pertain to goodwill and intangible assets acquired after June 30, 2001, and as such, will be applied to the goodwill and intangible assets resulting from the purchase of Loyalty Magic Pty. Ltd.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of:

                                      DECEMBER 31
                                 ----------------------
                                    2005         2004
                                 ----------   ---------
Computer equipment               $  858,821   $ 558,759
Leasehold improvements               65,431      69,912
Office furniture and equipment       98,536      99,622
Capital Leases                       67,575          --
                                 ----------   ---------
                                 $1,090,363   $ 728,293
Less accumulated depreciation      (816,422)   (565,513)
                                 ----------   ---------
                                 $  273,941   $ 162,780
                                 ==========   =========

NOTE 4. COMMITMENTS AND CONTINGENCIES

In December 2004, the Company entered into employment agreements with 3 employees. Under each of the three agreements, in the event employment is terminated (other than voluntarily by the employee or by the Company for cause), the Company is committed to make a one-time severance payment equal to 30% of annual salary or approximately $80,000 in total.

In September, 2005 the Company entered into employment agreements with Chris Leach, the CEO of Loyalty Magic, John H. Lowry, the CFO of Catuity, Inc and Alfred H. Racine III, the CEO of Catuity, Inc. The agreements expire on December 31, 2007, July 1, 2007, and September 30, 2007 respectively. Under the terms of the three agreements, in the event the employment of all three individuals is terminated by the Company without cause, the Company is committed to an aggregate amount of $414,000 in severance payments.

NOTE 5. SHAREHOLDERS' EQUITY

REVERSE STOCK SPLIT

On November 1, 2004, the Company held, a special shareholders meeting in Sydney Australia for the purpose of seeking support of a majority of all shares outstanding for a reverse stock split, also known as a share consolidation. The reverse stock split became necessary to bring the Company into compliance with Nasdaq's on-going listing rule requiring that shares on Nasdaq trade above $1.00. The proposal passed, authorizing the Board to effect a split. Immediately after the special shareholders meeting, the Board of Directors unanimously authorized a 1 for 15 reverse split effective on November 12, 2004, the earliest date that trading could begin in the post-reverse shares. The balance sheet, earnings per share, and all other appropriate data have been restated to reflect the reverse split.

LIMITED RECOURSE LOANS

In 1995 and 1996, the Company issued loans to a former Australian director for the purpose of purchasing approximately 18,400 shares of the Company's stock. The Company's recourse for repayment of the loans is limited to after-tax dividends and proceeds from the disposal of the shares. In 1999, $75,000 AUD of the loan was repaid ($48,000 USD at the exchange rate in effect on the date of the transaction) related to the sale of 1,667 shares. In the fourth quarter of 2003, approximately $60,750 AUD was repaid ($42,000 USD at the exchange rate in effect on the date of the transaction) related to the sale of 1,350 shares. In each reporting period the Company records a debit or a credit to expense for the loans based on the difference between the loan share grant price and the Company's share price at the respective period ending balance sheet dates, on a cumulative basis. For the years ended December 31, 2005 and 2004, credits of $0 were recorded. The amount of the loan outstanding is re-valued at each respective balance sheet date if the Company's period ending fair market price per share is below the price per share at which the loan was made. The offsetting entry is made to additional paid in capital. In October 2005, pursuant to its rights under the former director's employment agreements and the 1995 Plan under which the loans were made, Catuity completed the buyback of the loan shares. Since the amount of the loans exceeded the value of the loan shares, no cash was required to complete the buyback

EMPLOYEE STOCK OPTION PLAN

The Company's shareholders approved the establishment of an Employee Stock Option Plan ("Plan") at a March 2000 special meeting of shareholders. Under the Plan the Company grants stock options at an exercise price that may be determined by the Board of Directors at the time of issue, but is generally at the closing price of the stock on the date of the grant or the average closing price of the stock for the 30 calendar days preceding the grant date. Option vesting schedules are determined by the Board of Directors at the time of issue, but are generally over one to three years from the date of the grant. Employees must exercise the options within two to six months of terminating their employment with the Company or the options lapse.

DIRECTOR STOCK OPTION PLAN

On October 24, 2000 the members of the Board of Directors, who are employees of the Company, approved the establishment of a Director Stock Option Plan ("Plan") effective October 1, 2000 for outside Directors. The Plan is designed to provide a portion of the outside Director's compensation through stock options. At the July 18, 2005 Annual Meeting, shareholders approved that, under the plan, outside Directors shall receive 2,500 non-qualified option shares on the date they join the Board. In addition, the Board Chairman will receive 3,000 non-qualified option shares, and each outside Director will receive 2,500 non-qualified option shares, on the last business day in September of each succeeding year for as long as the Director remains on the Board. The option issue price will be the closing price on the grant date, or the closing price on the last trading day preceding the grant date in the event the grant date falls on a weekend or holiday. The options vest on the date of grant and expire after eight years, or six months after the

Director ceases to be a member of the Board, whichever occurs first. The Plan is limited so that no more than 58,667 option shares may be outstanding at any one time.

SUMMARY OF STOCK OPTIONS/WARRANTS

The following is a summary of stock and warrant activity:

                                                WEIGHTED
                                                AVERAGE
                                   NUMBER OF    EXERCISE
                                     OPTION      PRICE
                                     SHARES    PER SHARE
                                   ---------   ---------
Outstanding at December 31, 2003     79,732      $86.85
Granted                               7,179      $ 5.21
Cancelled/lapsed                    (33,281)      53.58
Exercised                                --          --
                                    -------      ------
Outstanding at December 31, 2004     53,630      $91.02
Granted                             182,802      $ 7.00
Cancelled/lapsed                    (29,482)      49.02
Exercised                            (1,282)       4.80
                                    -------      ------
Outstanding at December 31, 2005    205,668      $23.16

The weighted average fair value of options/warrants granted during the years ended December 31, 2005 and 2004 were $7.59 and $3.09, respectively. The weighted average fair value is calculated using the Black-Scholes valuation model.

The dilutive effect of stock options has not been included in the loss per share calculation, as the effect would be anti-dilutive.

COMMON STOCK

On January 21, 2003 the members of the Board of Directors adopted the Catuity, Inc. 2003 Executive Director Stock Purchase Plan ("Plan") which became effective upon approval by the Company's shareholders at a March 2003 special meeting of shareholders. Under the Plan, executive directors may elect to purchase shares of the Company's common stock at the closing price of the stock on the last trading day of each month. The plan automatically terminates on the date all shares approved under the Plan have been purchased unless terminated earlier by the Board of Directors. The maximum number of shares that may be purchased under the plan is 6,667 shares.

PREFERRED STOCK

The Company's Certificate of Incorporation authorizes 666,667 shares of preferred stock, with a par value of $0.001 per share, none of which is issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

ACQUISITION AND CAPITAL RAISE

On September 1, 2005 Catuity Inc. completed the acquisition of all of the outstanding shares of Loyalty Magic Pty. Ltd. (Loyalty Magic), headquartered in Melbourne Australia. Loyalty Magic is now a wholly-owned subsidiary of Catuity. As a result, Catuity effectively acquired all of the assets of Loyalty Magic, which include: all net working capital; all property, plant, and equipment; identifiable intangible assets of $2,139,000 million and goodwill. In the month of September, $206,000 of in-process research and development that was identified as an intangible was expensed as required by U.S. GAAP accounting standards

The Shareholders of Loyalty Magic received $2,700,000 (A$3,600,000) in cash and 335,000 shares of Catuity common stock in consideration for Loyalty Magic. The shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act of the United States.

Also on September 1, 2005, the Company issued 700,000 shares of its common stock to existing Australian shareholders who opted to subscribe for shares, accredited Australian institutional buyers, and certain U.S. accredited institutional investors who purchased shares that were not subscribed for by Australian buyers. 256,520 shares of common stock were issued to existing Australian shareholders and accredited Australian institutional buyers pursuant to an exemption from registration under Regulation S of the United States Securities Act. 443,480 shares of common stock were issued to accredited U.S. institutional investors and members of Catuity's Board of Directors pursuant to an exemption from registration under Regulation D of the Securities Act of the United States. The shares were sold for A$10.00 per share in Australia and $7.50 per share in the U.S. (A$10.00 per share at a .7500 foreign currency exchange rate). The sale of shares to Australian shareholders and institutional buyers resulted in $1,923,900 (A$2,565,200). The sale of shares to U.S. accredited institutional investors and Directors resulted in $3,326,100 (A$4,434,800) to the Company. $2,700,000 (A$3,600,000) of the cash raised was used for the cash portion of the purchase price paid for Loyalty Magic. The remaining cash will be used by the Company for working capital purposes. The Company paid a total of $366,200 (A$488,300) in brokerage commissions and placement fees in order to raise the $5,250,000 (A$7,000,000). All U.S. dollar amounts shown above were determined using a foreign currency exchange rate between the Australian and U.S. dollar of .7500.

Additionally, the Company completed a second, smaller capital raising on September 19, 2005 for $2,025,000 (270,000 shares of common stock) on the same terms as the September 1, 2005 capital raise. This offering was completed on September 19, 2005 and was done under an exemption from registration pursuant to Regulation D of the United States Securities Act.

The acquisition of Loyalty Magic is reflected in the consolidated balance sheet of the Company in the third quarter and has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No 141, Business Combinations.

NOTE 6. INCOME TAXES

The components of profit/(loss) before income taxes and extraordinary items consisted of the following:

                              YEAR ENDED DECEMBER 31
                            -------------------------
                               2005          2004
                            -----------   -----------
Domestic                    ($3,350,057)  ($4,251,120)
Foreign                         369,027       643,669
                            -----------   -----------
Loss before income taxes
   and extraordinary item   ($2,980,030)  ($3,607,451)
                            ===========   ===========

There has been no provision for income taxes for any period as the Company has incurred operating losses and provided a full valuation allowance against the tax benefit of those operating losses in the United States. The Company has utilized net operating loss carryforwards to offset operating earnings in Australia. The provision for income taxes at statutory rates is reconciled to the reported provision for income taxes as follows:

                                       YEAR ENDED DECEMBER 31
                                     -------------------------
                                        2005           2004
                                     -----------   -----------
Income taxes at statutory tax rate   $(1,013,550)  $(1,226,533)
Variable stock compensation                   --            --
Utilization of operating loss
   carryforward                         (110,708)     (193,101)
Valuation allowance                    1,139,019     1,445,381
Other                                    (14,761)      (25,747)
                                     -----------   -----------
Provision for income taxes           $        --   $        --
                                     ===========   ===========

The statutory tax rate was 34% for the years ended December 31, 2005 and 2004.

NOTE 7. DEFINED CONTRIBUTION PLAN

On behalf of its Australian employees, the Company contributes a government mandated percentage of each employee's gross salary to a defined contribution plan. The prescribed charge percentage was 9% for the two years ended December 31, 2005 and 2004. The Company's contributions were $58,339 and $96,111 for the years ended December 31, 2005 and 2004 respectively.

There is a 401-K plan available for employees in the U.S. The Company has not made matching contributions to the 401-K plan to date.

NOTE 8. RESTRICTED CASH

The Company was and continues to be the trustee of a bank account related to the use of its Transcard software product that was discontinued in August 2001. When consumers transferred funds to their cards, the funds were deposited into this trust account. The funds were debited from the account electronically and paid to merchants when transaction information relating to cardholder usage was downloaded from merchants through a central host processing system. The Company is not entitled to the funds other than in specified circumstances such as when cards are inactive or expired. Consequently, an amount corresponding to the trust account balance is recorded as a current liability. The trust account had an ending balance of $81,443 and $91,722 at December 31, 2005 and 2004, respectively.

On August 31, 2001, in accordance with an agreement between the Company and Westbus Pty Limited, the Transcard system was discontinued. As of that date, no additional cards were issued and consumers could no longer use their cards to purchase goods or services. The Company is serving as the administrator to refund all requested prepaid balances remaining on consumers' cards as of the date the system was discontinued.

In addition, the Company had restricted cash of $0 and $24,290 as of December 31, 2005 and 2004, respectively, related to an amount held as security for an operating lease of our former office in Sydney.

NOTE 9. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

As of December 31, 2005, the Company is organized and operates in one business segment, providing loyalty and gift card processing and services for retailers. The following table shows net revenues and long-lived assets by geographic area.

                     2005                    2004
            ---------------------   ---------------------
            LONG-LIVED      NET     LONG-LIVED      NET
              ASSETS     REVENUES     ASSETS     REVENUES
            ----------   --------   ----------   --------
U.S          $ 84,906    $ 77,618    $ 81,101    $759,112
Australia     189,035     903,304      81,679          --
             --------    --------    --------    --------
Total        $273,941    $980,922    $162,780    $759,112
             ========    ========    ========    ========

                                  CATUITY INC.

                              COMMENTARY ON RESULTS

REVIEW OF OPERATIONS

Catuity's Business

Catuity provides loyalty and gift card processing and services to retailers which are designed to increase their profitability at the Point of Sale (POS). The Company hosts, on an Application Service Provider (ASP) basis, its unique system that provides for the processing of member-based loyalty and gift card programs that can deliver customized discounts, promotions, rewards and points-based programs. These programs are designed to help retailers find, keep and profit from their best customers.

Overview

On July 18, the Company's shareholders approved the acquisition of Loyalty Magic Pty. Ltd. and the issue of 700,000 shares of common stock to raise capital for the cash portion of the acquisition purchase price as well as for working capital purposes. On September 1, 2005 the Company completed the acquisition and raised $5.25 million (A$7.0 million). Additionally, the Company completed a second, smaller capital raising on September 19, 2005 for $2.025 million (270,000 shares of common stock) on the same terms as the September 1, 2005 capital raise.

Catuity also made significant progress in 2005 in executing the Company's strategy to transition to a loyalty and gift card processor. As previously disclosed, in early 2004, management determined it was necessary to substantially revise its corporate strategy away from the struggling smart card market in the U.S. and began work on a new strategy to position the Company as a provider of member-based loyalty and gift card solutions to retailers in the U.S., Canada and Australia. Today, the Company is focused on delivering loyalty and gift card programs to retailers (and their partners) at the point of sale. The company is focused on providing loyalty and gift card services to small retailers through agreements with resellers (Independent Sales Organizations (ISO's), Merchant Service Providers (MSP's), and other companies providing services to retailers). The Company also sells to mid-sized, chain retailers who have a preference for purchasing a hosted solution over an in-house solution. In particular, the Company has targeted its sales at retailers who are looking for programs to improve customer retention, increase customer spending in targeted categories, increase average sales per visit, and increase the frequency of their customers' visits.

The Company is also continuing to identify companies that may fit its strategy for additional acquisitions in its efforts to re-establish its business, diversify its product offering to retailers, and achieve an operational critical mass. Catuity's strategy is to acquire profitable companies that provide a range of transaction-based products to retailers. These products include loyalty programs, closed loop gift card programs; open gift card programs (those operating across Visa, MasterCard or Discover's open networks); credit and debit card processing; and prepaid services in what is commonly referred to as the POSA (Point Of Sale Application) market.

The Company believes that the ability to offer a bundled solution to retailers will enhance its ability to close new sales and retain its customers. The Company continues to have discussions with other companies about possible business combinations. Many factors impact the timing, structure, pricing and potential to close such transactions.

FISCAL YEAR ENDED 2005 COMPARED TO 2004 (all figures in USD and rounded to nearest $1,000)

On 1 September 2005, Catuity completed its acquisition of Loyalty Magic Pty. Ltd. As a result, Catuity's 2005 financial statements reflect twelve months of Catuity's operations and four months of Loyalty Magic's operations.

In 2005, total revenues were $981,000, an increase of $222,000 or 29%, over 2004. The increase relates to revenue from Loyalty Magic following its acquisition on 1 September 2005. Total revenues were derived from $840,000 of processing and services revenue, an increase of $372,000 or 80% over 2004, and $141,000 of license fees, an increase of $98,000 over 2004. In 2004, the Company generated $248,000 of project related revenue that did not repeat in 2005. The significant change in the types of revenue between the two years is due to the substantial change in Catuity's business model between 2004 and 2005 and the acquisition of Loyalty Magic. In 2004, the majority of Catuity's revenue was generated from smart card related work (services and project related) completed for Visa USA and Target Corporation in the first half of the year. In mid 2004, Catuity adopted and began work on, establishing its business as a loyalty and gift card processor that did not depend on the use of smart cards. In addition, as described above, on 1 September 2005 the Company completed its acquisition of Loyalty Magic, an Application Service Provider (ASP) of loyalty and Customer Relationship Marketing (CRM) software and services on a hosted basis, located in Melbourne Australia. The combination of the loss of Visa and Target Corporation's business due to Target's decision to cease issuing smart cards in 2004, and the addition of Loyalty Magic in 2005, resulted in the significant changes in the types of, and ways in which, the Company generates revenue.

The total cost of revenue similarly changed between 2004 and 2005. The cost of processing and service revenue primarily consists of salaries, employee benefits, related expenses and office overhead for the customer implementation and support staff for the portion of their time spent on processing and service related activities. These costs increased from $297,000 in 2004 to $766,000 in 2005. This was due to costs associated with four months of Loyalty Magic's ongoing processing and services business and the establishment during 2005 of the U.S. based staff and facilities necessary to begin loyalty and gift card processing for North American customers.

Cost of license revenue primarily consists of salaries, employee benefits, related expenses and overhead for our client support staff along with the technical staff's time spent on maintenance activities related to licensed software to customers. Cost of license revenue increased to $21,000 for the year ended December 31, 2005 from zero for the year ended December 31, 2004. The increase was primarily due to contract labor expenses.

Cost of project related revenue was zero in 2005 compared to $103,000 in 2004. The expenses in 2004 represented salaries, employee benefits, related expenses and overhead for the Company's staff responsible for completing the Target/Visa projects in 2004.

Research and Development expenses consist primarily of salaries, employee benefits and overhead cost, incurred primarily by our technical staff for the portion of their time spent furthering the development of our various software products. Research and development expenses decreased $761,000, or 59%, to $522,000 for the year ended December 31, 2005 from $1,283,000 for the year ended December 31, 2004. The decrease occurred because, beginning in 2004, the Company made a significant investment to complete a new generation of the Company's software that would support the Company's new business model. While the effort carried over into 2005, less time was spent in 2005 than in 2004. The Company made a significant reduction in its development staff at the end of 2004 after the first release of the Catuity Advanced Loyalty System (CALS) was completed. The reduction in cost between the two years was primarily due to reductions in overhead costs ($220,000) and lower salary and related costs ($554,000) in the Company's Sydney office.

Sales and marketing expenses consist primarily of salaries, employee benefits, travel, marketing, public relations and related overhead costs in sales and marketing. Sales and marketing expenses decreased $275,000, or 32%, to $592,000 for the year ended December 31, 2005 from $867,000 for the year ended December 31, 2004. The decrease was primarily related to reductions in allocations from G&A and services ($170,000), lower salary and related costs ($27,000), lower outside professional services costs ($19,000), and a decrease in travel related expenses ($7,000).

General and Administrative (G&A) expenses consist primarily of salaries, employee benefits, related overhead costs and professional service fees. G&A expenses increased 138,000, or 7%, to $2,051,000 for the year ended December 31, 2005 from $1,913,000 for the year ended December 31, 2004. The increase is primarily attributable to a significant increase in amortization of intangibles expense following the acquisition of Loyalty Magic ($327,000), offset by a decrease in salaries and related expenses ($236,000). The decrease in 2005 G&A salary expenses was principally due to an accrual in 2004 for severance pay to the Company's former CEO.

General and administrative - stock based compensation expense occurred in 2005 as a result of issuing restricted stock to selected employees under the employee and director restricted stock plans approved by shareholders in 2005, and the issue of options to certain employees that were priced below the fair market price on the date of grant. In 2004, no expense was recorded as all options were issued at the fair market price on the date of grant.